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U.S. FILTER
UNITED STATES FILTER CORPORATION

                                                                   PRESS RELEASE

FOR FURTHER INFORMATION
CONTACT: MOLLY TSCHANG                          DAVID TOY OR KAREN NEUBAUER
4669 SHEPHERD TRAIL, P.O. BOX 560               L.C. WILLIAMS & ASSOCIATES, INC.
ROCKFORD, IL 61105-0560                         (312) 565-3900
(815) 877-3041                                  (800) 837-7123
FAX (815) 877-0172

New Acquisition
- ---------------

                    U.S. FILTER ACQUIRES THE PERMUTIT GROUP
                             FROM THAMES WATER PLC

          Acquisition will recombine Britain-based The Permutit Group
          -----------------------------------------------------------
          with its former U.S. affiliate, The Permutit Company, Inc.
          ----------------------------------------------------------

PALM DESERT, CALIFORNIA, April 3, 1995 - United States Filter Corporation (U.S. Filter, NYSE:USF) has acquired The Permutit Company Limited and The Permutit Company Pty. Limited ("The Permutit Group") from Thames Water plc of the United Kingdom. The transaction was effected through a share purchase agreement whereby U.S. Filter's U.K. subsidiary acquired all of the capital stock of The Permutit Group for an aggregate purchase price of approximately US$10 million (6,275,000 pounds sterling).

Established in 1911, The Permutit Group is a major provider of service deionization (SDI) in the United Kingdom, Australia and New Zealand. The company also manufactures custom and standard water treatment products, including a line of catalog products and systems for the pharmaceutical, laboratory and chemical markets. The Permutit Group's revenues for the fiscal year ended March 31, 1994, were approximately $19.7 million.

U.S. Filter currently owns the rights to the Permutit name and product line in the United States, Canada and Mexico. U.S. Filter acquired these rights on January 1, 1993, when it acquired Warren, N.J.-based The Permutit Company, Inc., from Zurn Industries, Inc.

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U.S. FILTER PRESS RELEASE
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"The Permutit Group's strength in SDI will expand U.S. Filter's SDI business worldwide and bolster U.S. Filter's recurring revenue base," said Richard J. Heckmann, Chairman and CEO of U.S. Filter. "In particular, it will strengthen our already strong position in Europe, where we currently enjoy market leadership in the UK, France, Spain and Germany."

"Reuniting and consolidating the worldwide Permutit organization with its U.S. counterpart is symbolic of the way U.S. Filter is consolidating its leadership in the water treatment industry," added Heckmann. In 1994, U.S. Filter also reunited former sister companies Ionpure Technologies and Continental Water Systems.

U.S. Filter is a multinational company that designs and manufactures a broad range of water and wastewater treatment systems and equipment for industrial, commercial and municipal markets. With corporate offices in Palm Desert, Calif., U.S. Filter serves customers worldwide through over 60 U.S. sales, service and regeneration facilities, 20 international offices and 11 manufacturing plants.